Exhibit 10.6

June 7, 2013

William. “BJ” Jenkins

Dear BJ:

The purpose of this letter agreement is to confirm the current terms and conditions of your employment with Barracuda Networks, Inc. (the “Company”) as its Chief Executive Officer reporting to the. Company’s board of directors (the “Board”).

You will receive an annual salary of $350,000 (the “Base Salary”), subject to the usual, required withholdings, and payable semi-monthly in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company, and will receive four (4) weeks of paid vacation each year. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

You also will be eligible to participate in the Company’s annual executive bonus program, and be eligible for a target bonus of up to 100% of your Base Salary, subject to the usual, required withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Bonus”). The Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Bonus has been earned, but in no event shall the Bonus be paid after the later of the fifteenth (15th) day of the third (3rd) month, following the close of the Company’s fiscal year in which the Bonus is earned. The Board will establish bonus achievement criteria for you for the fiscal year ending February 2014 and for fiscal years going forward.

You will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

It was recommended at the first meeting of the Board following your start date that the Company grant you an option to purchase 2,760,000 shares of the Company’s common, stock at a price per share equal to the fair market value on the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option would vest as to 1/16th of the shares subject to the Option on each three (3) month anniversary of your start date (and if there is no corresponding day, the last day of the month), so that the Option would be fully vested and exercisable four (4) years from your start date, subject to you continuing to provide services to the Company through the relevant vesting dates. The Option would be subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Stock Plan”) and the stock option agreement by and between you and the Company.

In addition, it was recommended at the first meeting of the Board following your start date that the Company grant you a restricted stock award of 2,760,000 shares of the Company’s common stock (the “Restricted Stock Award”). Subject to the accelerated vesting provisions set forth herein, the Restricted Stock Award would vest as to 1/16th of the shares subject to the Restricted Stock Award on each three (3) month anniversary of your start date (and if there is no corresponding day, the last day of the month), so that the Restricted Stock Award would be fully vested four (4) years from your start date, subject to you continuing to provide services to the Company through the relevant vesting dates. The Restricted Stock Award would be subject to the terms and conditions of the Company’s Stock Plan and the restricted stock agreement by and between you and the Company.

A “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of a Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event -within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Should a Change in Control occur, you will be entitled to the following, provided you remain, an employee of the Company through the date of such Change in Control: (i) the Company will pay you an amount equal to the Base Salary and Bonus paid to you over the twelve (12) months immediately preceding the date of the Change in Control (the “Change in Control Bonus”), and such Change in Control Bonus will be paid in accordance with the Company’s regular payroll procedures and the terms of this letter, but no later than the sixty-first (61st) day after the payment trigger; and (ii) any then-outstanding unvested shares subject to your options and the Restricted Stock Award will accelerate and fully vest as of the date of the Change in Control.

If the Company terminates your employment other than for Cause (as defined below), death or disability, then, provided you sign and do not revoke a general release of claims (a “Release”) in a form reasonably acceptable to the Company and in a manner that is otherwise consistent with the terms of this letter, you will be entitled to (1) receive continuing payments of severance pay at a rate equal to your Base Salary, as then in effect, for twelve (12) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; (2) receive continuing payments of the premiums required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of up to twelve (12) months following the termination of your employment with the Company, if you and/or your covered dependents elect to continue the group health insurance coverage under the Company’s group health insurance plan(s); and (3) accelerated vesting as of the date you terminate your employment with the Company in an amount equal to the number of shares subject to your then outstanding equity awards that you would have vested in had you remained employed with the Company for an additional six (6) months.

If your employment with the Company is terminated voluntarily by you for any reason, for Cause by the Company, or due to your death or disability, then (1) all vesting will terminate immediately with respect to your then outstanding equity awards; and (2) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned).

In the event of your termination of employment with the Company, the preceding paragraphs are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this letter.

The receipt of any severance or other benefits pursuant to this letter will be subject to you signing and not revoking a Release; provided that such Release is effective within sixty (60) days following your termination of employment or such shorter period specified in the Release (the

“Release Deadline”). No severance will be paid or provided until the Release becomes effective. If the Release is not effective by the Release Deadline, you forfeit your right to any severance or any other benefits under this letter. If the Release becomes effective by the Release Deadline, payment of severance or other benefits under this letter will commence on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, subject to Appendix A. Except as required by Appendix A, any payments delayed from the date you terminate employment through the Release Deadline will be payable in a lump sum without interest on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit for the remainder of the 12-month period following the date of your termination.

For purposes of this letter, “Cause” is defined as: (1) an act of dishonesty made by you in connection with your responsibilities as an employee, (2) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (3) your gross misconduct, (4) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (5) your willful breach of any obligations under any written agreement or covenant with the Company; or (6) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

In the event that EMC Corporation (“EMC”) requires you to repay the relocation loan it previously extended to you (the “Relocation Loan”), the Company will pay you a lump sum bonus equal to your cash costs associated with your repayment of the Relocation Loan (the “Relocation Bonus”), provided that you remain an employee of the Company through the date that EMC requests repayment of the Relocation Loan and you submit a request to the Company within one hundred twenty (120) days of the date EMC requests repayment (along with supporting documentation). The Relocation Bonus will be paid as soon as practicable after the Board determines that EMC has requested the repayment of the Relocation Loan, but in no event shall the Relocation Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Board determines the Relocation Bonus is earned.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your employment, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you were required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must have been provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You agree to consult with the Board before accepting any membership in another organization’s board of directors.

As a Company employee, you will be expected to abide by company rules and regulations. You have signed an acknowledgment that you have read and understand the company rules of conduct included in the Company’s handbook. You have also signed and agree to continue to comply with the Company’s proprietary rights and confidentiality agreement which, among other provisions, provides for the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

You and the Company agree that any dispute regarding this employment letter will be resolved by binding arbitration. This employment letter replaces and supersedes, in its entirely, any prior agreement between you and the Company related to your employment.

To confirm the terms of your employment, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Barracuda Networks, Inc.

Sincerely,

BARRACUDA NETWORKS, INC.

/s/ David R. Golob
David R. Golob
Member of Board of Directors

ACCEPTED AND AGREED TO this day of May, 2013.

/s/ William Jenkins
William Jenkins

Enclosures:	Duplicate Original Letter
Proprietary Rights Agreement
Non-disclosure Agreement

Appendix A

Section 409A

ii. Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you haves a “separation from service” within the meaning of Section 409A.

iii. Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iv. Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

v. Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above, “Section 409A Limit” will mean two (2) times the lesser of: (a) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.

vi. The foregoing provisions are intended to comply with the requirements. of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Enclosure 1

Duplicate Original Letter

William “BJ” Jenkins

CONFIDENTIAL OFFER OF EMPLOYMENT

Mr. William “BJ” Jenkins

Dear BJ,

On behalf of the board of directors of Barracuda Networks, I am pleased to hereby formally document below the board’s offer to you to join Barracuda Networks as its Chief Executive Officer, reporting to the Board of Directors. We are eager for you to start work at your earliest convenience and are standing by ready to clarify any element of this offer.

To indicate your acceptance of our offer, please sign and date this letter in the space provided below and return it to us. A duplicate original is enclosed for your records. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you.

Base Salary	$350,000

Performance Bonus	100% Target Bonus ($350,000). The company will pay 100% of your prorated (for duration of employment) target bonus for the fiscal year ending February 2013. The compensation committee of the board will establish more detailed bonus achievement criteria for you for the fiscal year ending February 2014. Your expectation should be that you will receive 100% of your target bonus if Barracuda is performing consistently with its financial plan and if the board is generally satisfied with your performance as CEO.

Total Cash Compensation	$700,000 target total annual cash compensation

Indemnity	Barracuda wll fully indemnify you against any litigation initiated by EMC in connection with your acceptance of employment by Barracuda.

Stock Options

Option grant to purchase 2,760,000 Barracuda Networks’ common stock, at a strike price of $5.62 per share. This represents 1.75% o the company’s fully diluted shares outstanding.

These options will vest based on time in position, over four years, in equal quarterly installments for each o the first four years of your employment.

In the event of a chane in control, all options will immediately vest.

Restricted Stock Grant	Restricted stock grant award of 2,760,000 shares of Barracuda Networks’ common stock. This represents 1.75% of the company’s fully diluted shares outstanding. This grant will vest based on time in position, over four years, in equal quarterly installments for each of the first four years of your employment.

In the event of a change in control, this grant will immediately vest.

Benefits	Standard executive benefits

Vacation	4 weeks per year or as otherwise agreed

Special Bonus	In the event that EMC forces repayment of the relocation loan which it has extended to you, Barracuda will pay you a special bonus which will compensate you for the cash costs incurred by you in conjunction with repayment of this loan. This bonus will be subject to a claw back provision which will expire after one year of employment and which will not apply should the company terminate your employment without cause during that first year of employment

Proprietary Invention Agreement; etc.	We will expect you to execute Barracuda’s customary documentation regarding intellectual property, etc.

Severance Benefits

If Barracuda Networks terminates your employment without cause, you will receive:

•      Continuation of salary and benefits for 12 months

•      6 months’ forward vesting of all options and restricted stock

A change in control event will result in a lump sum payment equal to the last 12 months’ actual salary and bonus paid.

Board Directorships	You agree to consult with the board of directors of Barracuda before accepting any outside board memberships.

Acceptance & Start Date	Start date TBD, but expected to be no later than October, 31, 2012.

Sincerely,

BARRACUDA NETWORKS, INC.

/s/ David R. Golob
David R. Golob
Member of the Board of Directors

ACCEPTED AND AGREED TO this 5th day of October, 2012.

/w/ William Jenkins
William Jenkins

Enclosures:	Duplicate Original Letter

Enclosure 2

Barracuda Networks, Inc.

PROPRIETARY INFORMATION AGREEMENT

As a condition of my employment or contract with Barracuda Networks, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment or contract with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment. I understand and acknowledge that my employment or contract with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

2. Confidential Information.

a. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, development, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, inventions, processes, formulas, structures, technology, materials, designs, drawings, engineering, hardware configuration information, marketing, finances, other business information, and information about the Company’s employees and/or consultants (including without limitation, the compensation, job responsibility and job performance of such employees and/or consultants) disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of components, equipment, or experiments, or learned by me in the course of my employment. Without limiting the generality of the foregoing, I understand that Confidential Information shall include any materials or information stamped with the words “CONFIDENTIAL INFORMATION OF BARRACUDA NETWORKS, INC.” I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

b. Former Employer Information. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence confidential or proprietary information, knowledge, or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or trade secrets or material belonging to any previous or concurrent employers or others. I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I agree not to enter into any agreement either written or oral in conflict herewith. I agree to indemnify and hold harmless the Company with respect to any claim or loss attributable to any violation by me of any provision of this Section 2(b).

c. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party).

3. Inventions.

a. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company that appears to threaten or conflict with proprietary rights I claim in any Invention or idea. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such Invention or idea. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly make, conceive, develop or reduce to practice, or cause to be made, conceived, developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I shall promptly disclose such Invention in writing to my immediate supervisor at the Company on the Invention Notification attached hereto as Exhibit B (which shall be received in confidence by the Company), with a copy to the President, in order to permit the Company to claim rights to which it may be entitled under this Agreement. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

c. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

d. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

e. Patent and Copyright Registrations. I agree to promptly notify the Company, in order to permit it to exercise its rights hereunder, of the occurrence of any application for, office action in connection with or grant of any patent, trademark, service mark, copyright or mask work registration in connection with any Invention or any license, sale or other disposition of any rights whatsoever to any Invention, including without limitation any manufacturing, distribution or other rights. Any such license, sale or disposition in contravention of this Agreement or effected without written notice as provided hereunder shall be void. I further agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree to execute, acknowledge and deliver to the Company or its nominee upon request and at the Company’s expense all such documents, including applications for patents, copyrights and other intellectual property rights (and registrations thereof) and assignments of inventions, patents, copyrights and other intellectual property rights with respect thereto, as the Company may determine necessary or desirable to apply for and obtain patents, copyrights and other intellectual property rights on such Assignable Inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents, copyrights and other intellectual property rights and to vest title thereto in the Company or its nominee. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents or copyrights, resulting from any such application for letters patent or copyright registration assigned hereunder to the Company.

f. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit C). In the event that I believe that I am entitled to ownership of an Invention not disclosed on Exhibit A pursuant to this Section 3(f), I shall notify the Company of such belief on the Invention Notification attached hereto as Exhibit B. If the Company agrees that I am entitled to such ownership, the President of the Company shall sign the Invention Notification in the space provided. Except in such cases as the President of the Company signs the Invention Notification as provided above, I agree that all Inventions are the sole property of the Company.

4. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit D. I also agree that I will not remove any Confidential Information or aforementioned materials and items from the premises where the work of the Company is being carried on without the Company’s prior written consent. I further agree that I will in all events return these materials and items to the Company promptly following the Company’s request for their return.

5. Non-Competition.

a. Non-Competition. I agree that, during the term of my employment with the Company, I shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 5% of the combined voting power of the outstanding stock of a publicly held company) (a) engage in direct or indirect competition with the Company, (b) conduct a business related to that of the Company (the “Business”) or (c) develop products or services competitive with those of the Company. However, the Company agrees that I may accept employment in an academic position, government laboratory or other non-profit organization under this Agreement

b. General non-solicitation. I agree that during my employment with the Company and for a period of twelve months after the termination or cessation of such employment for any reason, I shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by me while employed by the Company. The Company agrees that I may approach existing clients or customers with respect to technology unrelated to the Company’s Business as defined in Section 5(a) above.

c. Non-solicitation of Employees. I agree that during my employment and for a period of twelve months after the termination or cessation of my employment for any reason, I shall not directly or indirectly recruit or solicit any employee of the Company, or induce or attempt to induce any employee of the Company to discontinue his or her employment relationship with the Company.

6. Subsequent Employment.

a. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

b. Notice of Subsequent Employment. I shall, for a period of twelve months after the termination or cessation of my employment with the Company, notify the Company of any change of address, and of any subsequent employment (stating the name and address of the employer and the nature of the position) or any other business activity, provided that the Company has not terminated this Agreement prior to such time.

7. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit E hereto.

8. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

9. Arbitration and Equitable Relief.

a. Arbitration. In the event of any dispute or claim relating to or arising out of the relationship between the Company and me that cannot be settled amicably by agreement of the parties, the Company and I agree that all such disputes or claims shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (AAAA@) in Santa Clara, California. Arbitration shall be conducted by three (3) arbitrators, one of whom shall be selected by each party, and the third by the other two (2) arbitrators, all within the time limits established by the then existing rules of the AAA. The provisions of California Code of Civil Procedure Section 1283.05 (Right to Discovery) shall be applicable in any such arbitration. It is agreed that in any such arbitration, the duly appointed arbitrators may consider and award relief on any and all remedies available at law to either of the parties thereto. The decision of the arbitrators shall be final and without appeal, and may be enforced in any court having jurisdiction over the parties or their current assets. Any dispute arising out of or in connection with this Agreement shall be finally settled without recourse to the courts.

b. Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 4 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

c. Attorneys’ Fees. In the event either party shall bring any action or legal proceeding of an alleged breach of any provision of this Agreement or to enforce, protect or establish any term or covenant of this Agreement or right of either party under this Agreement, the prevailing party shall be entitled to recover as part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs as may be fixed by the AAA.

10. General Provisions.

a. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. The federal (Northern District of California) and state (Santa Clara County) courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. I hereby expressly consent to the personal jurisdiction of these state and federal courts located in the State of California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

b. Entire Agreement. I acknowledge receipt of this Agreement, and agree that, with respect to the subject matter thereof, it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof; provided, however, that this Agreement will not be deemed to release me from the provisions of any prior written agreement between me and the Company pursuant to which I entered into covenants not to compete with the Company.

c. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and the Company. I agree that any subsequent change or changes in my duties, salary or compensation shall not affect the validity or scope of this Agreement.

d. Severability. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

e. Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

f. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

11. No Employment Agreement.

I understand that nothing in this Agreement or any other agreement or communication, written or oral, shall constitute an employment agreement, and my employment may be terminated by the Company or me at any time, with or without cause and for any or no reason, without liability of either party by reason of such termination, unless there shall be a written agreement signed by the Company and by me explicitly providing otherwise.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS. I UNDERSTAND THAT THIS AGREEMENT MAY AFFECT MY RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO MY EMPLOYMENT WITH THE COMPANY.

Dated             ,         .

By:
(Signature)

(Print Name)

Witness:

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

             No inventions or improvements

             Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

INVENTION NOTIFICATION

This is to notify you that I have made or conceived an Invention (as defined in my Proprietary Information Agreement between Barracuda Networks, Inc., together with all of its subsidiaries (collectively, the “Company”) and me (the “Agreement”)). A brief description of the Invention is attached.

☐ If I believe that I am entitled to ownership of the Invention or any part thereof, I have checked the box at the beginning of this paragraph and have attached a brief description of the development of the Invention, specifically including information with respect to whether and to what extent the Invention (i) relates in any manner to the demonstrably anticipated business, work or research and development of the Company and its subsidiaries, (ii) was developed in whole or in part on the Company’s time or using the Company’s equipment, supplies, facilities or Confidential Information (as defined in the Agreement), or (iii) results from or was suggested by any task assigned to me or work performed by me for or on behalf of the Company or its subsidiaries.

I understand that, if the President of the Company countersigns this letter to indicate his agreement that the Company does not own the Invention, he does so on the basis of, and conditioned upon the accuracy and completeness of both the above-mentioned brief description of the Invention and the above-mentioned brief description of the development of the Invention.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

By my signature, I agree on behalf of the Company that, subject to the conditions described above, the Company does not claim ownership of the Invention to which this Invention Notification relates.

SIGN ONLY IF THE COMPANY DOES NOT CLAIM

OWNERSHIP OF THE INVENTION

Date:

,	President*

*	Valid only if signed by the President of the Company.

EXHIBIT C

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

(A) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(B) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision {a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT D

BARRACUDA NETWORKS, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Barracuda Networks, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information. Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company’s employees or exclusive consultants to leave their employment or attempt to solicit, induce, recruit, encourage employees or exclusive consultants of the Company to leave their employment, either for myself or for any other person or entity; or (ii) solicit, induce, recruit, or encourage any customer of the Company or potential customer who the Company has identified during the term of my employment of the Company to terminate its business relationship with the Company, or solicit, induce, recruit, divert or take away any such customer’s business or patronage with the Company, either for myself or for any other person or entity.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT E

BARRACUDA NETWORKS, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of Barracuda Networks, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreements with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

Enclosure 2

Barracuda Networks, Inc.

NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made on                      (“Effective Date”) by and between Barracuda Networks, Inc., (“Discloser”) having its principal place of business at 3175 South Winchester Blvd, Campbell, CA 95008 and                                          (“Employee”).

1. Purpose. The Discloser has agreed to make available to the Employee certain Confidential Information (as defined below) of the Discloser as part of an interview process or employment relationship with the Discloser.

2. Definition. “Confidential Information” means any information, technical data, or know-how, whether tangible or intangible, including, but not limited to, that which relates to techniques, discoveries, research, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances, which Confidential Information is either designated in writing to be confidential or proprietary, or should reasonably be understood by the Employee to be confidential or proprietary. Confidential Information does not include information which: (i) is in the possession of the Employee at the time of disclosure as shown by the Employee’s files and records immediately prior to the time of disclosure; (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the Employee; (iii) is approved for release by the Discloser in writing.

3. Non-Use and Non-Disclosure of Confidential Information. The Employee agrees not to use the Confidential Information for any purpose other than that set forth in Section 1 of this Agreement. The Employee will not disclose any Confidential Information to third parties. Employee agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information. Employee agrees to notify the Discloser in writing of any misuse, misappropriation or disclosure of such Confidential Information which may come to its attention. Employee shall reproduce and include in all copies of Confidential Information prepared by Employee any copyright notices and proprietary legends of the Company, and shall not remove any such notice or legend from any Confidential Information.

4. Mandatory Disclosure. In the event that the Employee or its directors, officers, employees, consultants or agents are required by a valid order issued by a court or governmental agency of competent jurisdiction to disclose any of the Confidential Information, the Employee shall give (a) prompt notice to Discloser so that Discloser may seek a protective order or other appropriate relief; and (b) reasonable assistance, at the Discloser’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. In the event that such protective order is not obtained, the Employee shall disclose only that portion of the Confidential

Information which its counsel advises it is legally required to disclose and, upon the Discloser’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment. Any Confidential Information disclosed pursuant to this Section 4 shall otherwise remain confidential and subject to the protections and obligations of this Agreement.

5. Return of Materials. Any materials or documents which have been furnished by the Discloser to the Employee will be promptly returned, accompanied by all copies of such documentation, after the purpose set forth in Section 1 of this Agreement has been concluded and Employee shall destroy all internal materials that in any manner embody the Confidential Information. Upon the Discloser’s request, Employee shall certify such destruction.

6. No License Granted. Discloser hereby retains its entire right, title and interest, including all intellectual property rights, in and to all of its Confidential Information and nothing in this Agreement is intended to grant any rights, whether express or implied, to Employee under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant Employee any rights in or to Discloser’s Confidential Information, except the limited right to review such Confidential Information solely for the purpose set forth in Section 1 of this Agreement. None of the Confidential Information or the disclosure thereof shall constitute any representation, warranty, assurance, guarantee or inducement by Discloser to Employee of any kind, and, in particular, with respect to the non-infringement of trademarks, patents, copyrights, mask work protection rights or any other intellectual property rights, or other rights of third persons or of Discloser.

7. Term. The term of this Agreement shall commence on the Effective Date, and shall continue until either party’s provision of written notice of termination to the other party. Employee’s obligations with respect to the Confidential Information shall survive any termination of this Agreement.

8. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, and shall be binding upon the parties hereto in the United States and worldwide. The federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement, and the parties hereby agree to venue in the Northern District of California for all matters concerning this Agreement and arising therefrom.

9. Remedies. Employee agrees that its obligations hereunder are necessary and reasonable in order to protect the Discloser and its business, and expressly agrees that monetary damages would be inadequate to compensate the Discloser for any breach of any covenants and agreements set forth herein. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the Discloser and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Discloser shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of posting a bond or proving actual damages.

10. Export Regulation. Employee acknowledges that any materials and any technical information provided under this Agreement are subject to the export regulations of the United States, and any use of such materials and technical information must be authorized under those regulations. Employee agrees that it shall not use or transmit the materials or technical information, or any products utilizing any such materials or technical information, to any country in violation of any applicable export laws or regulations. If requested by the Discloser, Employee shall sign written assurances and other export-related documents as may be required under the U.S. export regulations. Employee agrees to indemnify and hold the Discloser harmless from and against all claim, loss, liability or damage suffered or incurred by the Discloser resulting from or related to Employee’s failure to comply with all export or import regulations.

11. No Warranty. CONFIDENTIAL INFORMATION IS PROVIDED SOLELY ON AN “AS IS” BASIS, AND NEITHER DISCLOSER NOR ANY OF ITS REPRESENTATIVES MAKE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE CONFIDENTIAL INFORMATION DISCLOSED TO EMPLOYEE HEREUNDER. NEITHER DISCLOSER NOR ANY OF ITS REPRESENTATIVES SHALL BE LIABLE TO EMPLOYEE OR ANY OF ITS REPRESENTATIVES RELATING TO OR RESULTING FROM THE EMPLOYEE’S USE OF ANY OF THE CONFIDENTIAL INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM.

12. Miscellaneous. This Agreement shall be binding upon and for the benefit of the undersigned parties, their successors and assigns, provided that this Agreement nor any rights or obligations under this Agreement, in whole or in part, shall be assignable or otherwise transferable by Employee without the prior written consent of the Discloser. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and such invalidity, illegality or unenforceability shall not invalidate Or render unenforceable such term or provision in any other jurisdiction. This Agreement constitutes the sole and entire understanding between the Parties hereto regarding the Confidential Information and supersedes all prior and contemporaneous discussions, understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by the respective duly authorized officers or representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Barracuda Networks, Inc.

Signed:

Name:

Title:

EMPLOYEE

Signed:

Name:

Title: